                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                                     NEWPOWER HOLDINGS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                      2002
                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                                  May 29, 2002
                                  at 7:30 a.m.

                             ---------------------

                                 Hyatt Regency
                           Old Greenwich, Connecticut

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

H. EUGENE LOCKHART
Chairman, President and Chief Executive Officer
One Manhattanville Road
Purchase, New York 10577

                                          May 8, 2002

Dear Fellow Stockholder:

    On behalf of your Board of Directors, it is my pleasure to invite you to attend NewPower's Annual Meeting of Stockholders. We will hold the meeting on May 29, 2002 at 7:30 a.m. at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting. In lieu of a separate Annual Report to shareholders, we are enclosing a copy of our Annual Report on Form 10-K submitted to the Securities and Exchange Commission on April 16, 2002.

    IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD. YOUR NAME WILL BE PLACED ON AN ADMISSION LIST HELD AT THE ENTRANCE TO THE MEETING. BENEFICIAL STOCKHOLDERS WHO PLAN TO ATTEND MAY HAVE THEIR NAMES ADDED TO THE ADMISSION LIST BY SENDING A WRITTEN NOTIFICATION, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT), TO THE NEWPOWER CORPORATE SECRETARY'S OFFICE, ONE MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577.

    Regardless of the number of shares you hold, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. Signing your proxy card before the meeting will not prevent you from voting your shares in person if you are present at the meeting.

                                          Sincerely,

                                          [LOGO]
                                          H. Eugene Lockhart
                                          Chairman, President and Chief
                                          Executive
                                          Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of NewPower Holdings, Inc. will be held on Wednesday, May 29, 2002 beginning at 7:30 a.m. local time, at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, to consider and take action upon the following matters described in the accompanying Proxy
Statement:

    1. To elect a board of five directors to hold office until the next annual meeting of directors;

    2. To amend the 2000 Stock Plan to increase the number of shares reserved for issuance; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 3, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

    In addition to the proxy statement, proxy card and voting instructions, a copy of NewPower's annual report on Form 10-K, which is not part of the proxy soliciting materials, is enclosed in lieu of a separate Annual Report to Shareholders.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Marc E. Manly
                                          Managing Director, Law and Government
                                          Affairs and Secretary

NewPower Holdings, Inc.
One Manhattanville Road
Purchase, New York 10577
May 8, 2002

                             YOUR VOTE IS IMPORTANT

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
GENERAL INFORMATION.........................................      1
INFORMATION YOU SHOULD RELY UPON WHEN CASTING YOUR VOTE.....      1
ITEM A--ELECTION OF DIRECTORS...............................      2
  Nominees..................................................      2
  Vote Required.............................................      2
NOMINEES FOR ELECTION AS DIRECTORS..........................      2
SECURITY OWNERSHIP..........................................      4
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD..........      7
  Compensation Committee....................................      7
  Audit and Risk Management Committee.......................      7
  Business Review Committee.................................      7
  Compensation Committee Interlocks and Other
    Participation...........................................      8
EXECUTIVE COMPENSATION......................................      8
  Summary Compensation Table................................      8
  Option Grants In Last Fiscal Year.........................     10
  Fiscal Year End Option Values.............................     11
  Directors' Compensation...................................     11
  Employment Agreements.....................................     12
  Stock Option and Benefit Plans............................     14
  Section 16(a) Beneficial Ownership Reporting Compliance...     16
  Comparative Stock Performance.............................     17
COMPENSATION COMMITTEE REPORT...............................     18
INFORMATION CONCERNING INDEPENDENT AUDITORS.................     19
AUDIT AND RISK MANAGEMENT COMMITTEE REPORT..................     20
ITEM B--APPROVAL OF AN AMENDMENT TO THE 2000 STOCK PLAN.....     21
ADDITIONAL INFORMATION......................................     23

                                PROXY STATEMENT

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NewPower Holdings, Inc. ("NewPower" or the "Company") for use at the Annual Meeting of Stockholders to be held at 7:30 a.m. on May 29, 2002 and at any adjournment thereof. The solicitation of proxies provides all stockholders who are entitled to vote on matters that come before the meeting with an opportunity to do so whether or not they attend the meeting in person. This Proxy Statement and the related proxy card are first being mailed to NewPower's stockholders on or about May 8, 2002.

    Owners of record of NewPower's Common Stock at the close of business on May 3, 2002 are entitled to notice of and to vote at the Annual Meeting. Such owners are entitled to one vote for each share held.

    If you wish to give your proxy to someone other than the three persons named as proxies on the enclosed card, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting.

    The only voting securities of NewPower are its shares of Common Stock, of which 62,866,568 shares were outstanding at the close of business on February 1, 2002. Only stockholders of record at the close of business on May 3, 2002 are entitled to vote at the Annual Meeting. The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

    The shares represented by a properly signed and returned proxy card will be voted as specified by the stockholder on such card. If a proxy card is signed and returned but no specification is made, the shares will be voted "FOR" the election of all nominees for director (Item A) and "FOR" the amendment to the 2000 Stock Plan to increase the number of shares reserved for issuance (Item B). A proxy may be revoked by a stockholder at any time before it is voted by providing notice of such revocation in writing to the Corporate Secretary's Office (at NewPower's address set forth in the Notice of Meeting accompanying this Proxy Statement), by submission of another proxy properly signed by such stockholder and bearing a later date, or by voting in person at the Annual Meeting.

    Abstentions are not counted as votes "FOR" or "AGAINST" a proposal, but are counted in determining a quorum.

    It is the policy of NewPower that any proxy, ballot or other voting material that identifies the particular vote of a stockholder will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. Such documents are available for examination only by the inspectors of election and certain persons associated with processing proxy cards and tabulating the vote, although NewPower may be informed whether or not a particular stockholder has voted and will have access to each proxy, ballot or other voting material.

            INFORMATION YOU SHOULD RELY UPON WHEN CASTING YOUR VOTE

    You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date on this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

                         ITEM A--ELECTION OF DIRECTORS
                           (ITEM A ON THE PROXY CARD)

    NewPower's Second Amended and Restated Certificate of Incorporation provides that the number of directors constituting its Board of Directors shall be from time to time fixed in the manner prescribed by its Bylaws. NewPower's Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors, provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board. The Board of Directors has fixed five as the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 2003 Annual Meeting of Stockholders, expected to be held in May 2003, or until his or her respective successor has been duly elected and qualified.

NOMINEES

    Five of the incumbent directors have been nominated as directors to be elected at the Annual Meeting by the holders of Common Stock. Certain information regarding each nominee is set forth below under "Nominees for Election as Directors," including age (as of March 31, 2002) and principal occupation, a brief account of business experience during at least the last five years, certain other directorships currently held and the year in which the individual was first elected a director of NewPower.

    Each nominee for director has consented to being named in this Proxy Statement and to serve if elected. It is the intention of the persons named in the enclosed proxy to vote for the election of the nominees listed on the following pages unless otherwise instructed on the proxy card. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the appropriate space provided on the proxy card.

    If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by the proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of Directors knows of no reason why any of the nominees would be unavailable or unable to serve.

VOTE REQUIRED

    The affirmative vote of a plurality of the votes of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the election of each nominee for director.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

                       NOMINEES FOR ELECTION AS DIRECTORS

    ARI BENACERRAF, 38, has been a director since March 2002. He serves as Managing Director of Credit Suisse First Boston Corporation in the Merchant Banking Group, a position he has held since November 2000. Mr. Benacerraf joined Credit Suisse First Boston Corporation in November 2000 upon the merger with Donaldson, Lufkin & Jenrette, where he was a Principal in the Merchant Banking Group since 1995. Mr. Benacerraf serves on the board of directors of Frontier Drilling ASA, Localiza Rent-a-Car S.A. and Brand
Services, Inc.

    WILLIAM I JACOBS, 60, has been a director since July 2000. He serves as Managing Director, Chief Financial Officer of NewPower, a position he has held since joining the Company in June 2000. Prior to joining NewPower, from January 1999 to June 2000, Mr. Jacobs served as Senior Executive Vice President, Strategic Ventures for MasterCard International, Inc. From January 1995 to December 1999, Mr. Jacobs was Executive Vice President, Global Resources for MasterCard International. Prior to Mr. Jacobs' employment at MasterCard International, he was the Executive Vice President, Chief Operating Officer of Financial Security Assurance, Inc., which he co-founded in 1984. Mr. Jacobs serves on the boards of directors of Investment Technology Group, Inc., Global Payments, Inc., Exide Technologies, Inc. and Blackboard, Inc. and is the former Chairman of the Board of Trustees of American University.

    H. EUGENE LOCKHART, 52, is Chairman of the Board of Directors and has been a director since April 2000. He serves as President and Chief Executive Officer of NewPower, a position he has held since he joined the Company in February 2000. Prior to joining NewPower, from February 1999 to February 2000, Mr. Lockhart was the President of AT&T Consumer Services at AT&T Corp. From May 1997 to
October 1998, Mr. Lockhart served as President of BankAmerica Corporation's Global Retail Bank. From January 1994 to May 1997, Mr. Lockhart was President and Chief Executive Officer of MasterCard International. Mr. Lockhart serves on the boards of directors of IMS Health Inc., Manguistics Group, Inc. and Synavant Inc. Mr. Lockhart is also a trustee of the Alumni Board of the University of Virginia and the Darden Graduate School of Business at the University of Virginia.

    EUGENE B. SHANKS, JR., 55, has been a director since November 2000. He is President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company that he founded in 1997. From 1980 to 1995, Mr. Shanks was employed at Bankers Trust and had a series of management roles leading up to his appointment as President in 1992. Mr. Shanks is a Trustee of Vanderbilt University and a member of its Executive Committee, and also serves on the board of directors of The Posse Foundation.

    RICHARD L. WEILL, 59, has been a Director since December 2001. He is Vice Chairman of MBIA Insurance Corporation, a company he has served in various positions, including President, since 1989. Prior to joining MBIA, Mr. Weill was a partner in the law firm of Kutak Rock for over 20 years. He is a Trustee of the University of Nebraska Foundation, and a Director of Acceptance Insurance Companies Inc.

                               SECURITY OWNERSHIP

    The following tables sets forth information with respect to beneficial ownership, as of February 1, 2002 of Common Stock and Class A warrants exercisable for shares of Common Stock at an exercise price of $0.05 per share
(a) by each person who is known to be the beneficial owner of more than five percent of the outstanding shares Common Stock, (b) each director, (c) each of the Named Executive Officers and (d) all directors and executive officers as a group.

    To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated. Certain information set forth below is based on public filings made with the Securities and Exchange Commission.

              (A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

              NAME AND ADDRESS OF                                   CLASS A        COMBINED
              BENEFICIAL OWNER (1)                 COMMON STOCK     WARRANTS    PERCENTAGE (2)
              --------------------                 ------------     --------    --------------
Enron Corp......................................    13,650,400     42,134,200       43.83%
  1400 Smith Street
  Houston, Texas 77002(3)
Christiana Bank & Trust Company.................     3,696,283      5,947,800        7.58%
  Greenville Center
  3801 Kennett Pike
  Wilmington, Delaware 19807(4)
GE Capital Equity Investments, Inc..............     3,696,288      5,250,000        7.03%
  260 Long Ridge Road
  Stamford, Connecticut 06927
Ontario Teachers' Pension Plan Fund.............     2,547,308      5,682,400        6.47%
  5650 Yonge Street, Suite 500
  Toronto, Ontario M2M 4H5
California Public Employees' Retirement              1,860,508      5,404,800        5.71%
  System........................................
  Lincoln Plaza
  400 P Street
  Sacramento, California 95814
LJM2-TNPC, LLC..................................     4,554,692              0        3.58%
  c/o Jay Alix & Associates
  9 W. 57th Street
  New York, New York 10019(5)

------------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Shares of Common Stock that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

(2) All percentages are calculated assuming the exercise of all outstanding Class A warrants.

(3) As reported in a Schedule 13G filed by Enron Corp. on May 15, 2001, the Common Stock reflected as owned by Enron includes 5,000,000 shares of Common Stock owned by Cortez Energy Services, LLC. Pursuant to the terms of the Contribution and Subscription Agreement executed in connection with NewPower's initial private placement, immediately upon receipt of the shares of Common Stock issued to Enron Energy Services, a subsidiary of Enron, in that transaction, Enron

    Energy Services contributed 5,000,000 of those shares of Common Stock to Cortez. Cortez Energy Services, LLC is a limited liability company with Enron Energy Services as its managing member and LJM2 Co-Investment, L.P. as its only other member. The general partner of LJM2 Co-Investment, L.P. is LJM2 Capital Management, L.P., whose general partner is LJM2 Capital Management, LLC, whose managing member was Mr. Andrew S. Fastow. Mr. Fastow was Executive Vice President and Chief Financial Officer of Enron Corp. LJM2 Co-Investment, L.P. is also the managing member of LJM2-TNPC, LLC. As a result of Mr. Fastow's positions at LJM2 Capital Management, LLC and Enron Corp., Enron Corp. may be deemed to beneficially own the LJM2-TNPC member interests held by LJM2 Co-Investment, L.P., and thus the shares of Common Stock that LJM2-TNPC acquired upon exercise of its Class A warrants. Enron Corp. disclaims beneficial ownership of the shares of Common Stock held by LJM2-TNPC. The Class A warrants reflected as owned by Enron Corp. include 6,766,400 Class A warrants that have been transferred by Enron Energy Services to McGarret I, L.L.C., 8,458,200 Class A warrants that have been transferred by Enron Energy Services to McGarret II, L.L.C. and 2,791,800 Class A warrants that have been transferred by Enron Energy Services to McGarret III, L.L.C. (together with McGarret I, L.L.C. and McGarret II, L.L.C., the "McGarret LLCs") and Enron Energy Services is the sole managing member of these entities. As reported in a Schedule 13D filed by Canadian Imperial Bank of Commerce ("CIBC") on December 3, 2001, CIBC was appointed as sales agent with respect to the 18,016,400 Class A warrants of the McGarret LLCs. The Class A warrants reflected as owned by Enron Corp. also include 24,117,800 Class A warrants that have been transferred by Enron Energy Services to EES Warrant Trust. Enron Corp. and Enron Energy Services have voting and dispositive power over the Class A warrants held by EES Warrant Trust.

(4) Beneficial ownership of the Common Stock reported herein was acquired by Christiana Bank & Trust Company pursuant to a Voting Trust Agreement dated as of October 11, 2000 among DLJMB Funding II, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A. L.P., DLJ First ESC L.P., DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P. and DLJ ESC II, L.P. (collectively, "DLJMB Partners"), Christiana Bank & Trust Company, as voting trustee.

(5) LJM2-TNPC, LLC owns 7.25% of the Common Stock.

           (B) SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                    CLASS A       COMBINED
  NAME AND ADDRESS OF BENEFICIAL OWNER (1)(2)      COMMON STOCK    WARRANTS    PERCENTAGE (3)
  -------------------------------------------      ------------    --------    --------------
Ari Benacerraf(4)...............................       12,500            --            *
William J. Cronin...............................        2,600            --            *
William I Jacobs (5)............................      110,719            --            *
H. Eugene Lockhart (5)..........................      218,576            --            *
Marc E. Manly (5)...............................       32,600            --            *
Lou L. Pai......................................    2,495,400            --         1.96%
Eugene B. Shanks, Jr............................       14,000            --            *
Nicholas A. Utton (5)...........................       10,100            --            *
Richard L. Weill................................       22,000            --            *
All directors and executive officers as a group
  (12 persons)(6)(7)............................    2,912,795            --         2.29%

------------------------

* Less than one percent

(1) This table reflects ownership as of February 1, 2002. Correspondence to all executive officers and directors of NewPower may be mailed c/o NewPower Holdings, Inc., One Manhattanville Road, Purchase, New York 10577.

(2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Shares of Common Stock that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

(3) All percentages are calculated assuming the exercise of all outstanding Class A warrants.

(4) Does not include 3,696,283 shares of Common Stock and 5,947,800 Class A warrants owned by Christiana Bank & Trust Company, an affiliate of Credit Suisse First Boston Corporation. Mr. Benacerraf, in his capacity as a Managing Director Credit Suisse First Boston Corporation, may be deemed to beneficially own such shares as a result of his position with CSFB.
    Mr. Benacerraf disclaims beneficial ownership of these shares.

(5) Mr. Jacobs disclaims beneficial ownership of 6,400 shares of Common Stock, which are in the names of his son and his daughter. Mr. Lockhart disclaims beneficial ownership of 2,400 shares of Common Stock, which are in the names of his father and his father-in-law. Mr. Manly disclaims beneficial ownership of 358 shares of Common Stock, which are in the name of Chalice Partnership. Mr. Utton disclaims beneficial ownership of 10,000 shares of Common Stock, which are in the name of his wife.

(6) Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company's CEO, President and all officers in charge of a principal business unit, division or function.

(7) On February 1, 2002, there were 62,866,568 shares of Common Stock and 64,419,200 Class A warrants outstanding.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The business of NewPower is managed under the direction of the Board of Directors. The Board of Directors held four regular meetings and six special meetings during fiscal 2001. Each incumbent director attended over 75% of the total number of meetings of the Board of Directors and the committees thereof of which he was a member during fiscal 2001.

    The standing committees of the Board of Directors are the Compensation Committee, the Audit and Risk Management Committee and the Business Review Committee.

COMPENSATION COMMITTEE

    The Compensation Committee, consisting of directors Peter Grauer (Chairman) and Eugene Shanks, held seven meetings during fiscal 2001. The Compensation Committee is entirely independent of the Company and of Enron Corp. (I.E., the Committee consists of directors who do not receive compensation as an officer or employee of NewPower or Enron Corp., or any of their respective subsidiaries). Effective March 12, 2002, as a result of a change in his employment, Mr. Grauer resigned as a member of the Board and as a member of the Compensation Committee. On March 15, 2002, the Board appointed Mr. Benacerraf as a director of the Company and as Chairman of the Compensation Committee. The Compensation Committee administers NewPower's employee stock and other benefits plans and makes decisions concerning compensation strategy for executives and other employees. The Compensation Committee also reviews all items of compensation for the Chief Executive Officer.

AUDIT AND RISK MANAGEMENT COMMITTEE

    The Audit and Risk Management Committee, consisting of directors Ray Groves (Chairman), Linda Alvarado and Eugene Shanks, held eight meetings during fiscal 2001. The Audit and Risk Management Committee is entirely independent of both NewPower and Enron Corp. (I.E., the Committee consists of directors who do not receive compensation as an officer or employee of NewPower or Enron Corp., or of any of their respective subsidiaries), in accordance with New York Stock Exchange requirements. Effective December 31, 2001, Ray Groves and Linda Alvarado resigned from the Board of Directors and the Audit and Risk Management Committee for separate personal reasons. At that time, the Board elected Richard Weill as a member of the Board of Directors and a member of the Audit and Risk Management Committee. On March 15, 2002, Mr. Benacerraf was appointed to the Audit and Risk Management Committee. Mr. Shanks is currently the acting chairperson for the Audit and Risk Management Committee. In accordance with its written charter, the Audit and Risk Management Committee recommends to the Board of Directors the appointment of the independent public accountants and reviews with representatives of the independent public accountants the scope of their examination, their fees, the results of their examination and any issues identified by the independent public accountants regarding internal controls, together with their recommendations. The Audit and Risk Management Committee also meets with NewPower's internal auditors to review the activities of the internal audit staff and compliance with policies and procedures on internal accounting controls.

BUSINESS REVIEW COMMITTEE

    The Business Review Committee, consisting of directors Peter Grauer, Eugene Shanks, Linda Alvarado and Ray Groves, held two meetings during fiscal 2001. The Business Review Committee is entirely independent of the Company and of Enron Corp. (I.E., the Committee consists of directors who do not receive compensation as an officer or employee of NewPower or Enron Corp., or of any of their respective subsidiaries). As stated above, Ray Groves and Linda Alvarado resigned from the Board of Directors and the Business Review Committee, effective December 31, 2001, and Peter Grauer resigned from the Board of Directors and the Business Review Committee, effective March 12, 2002. Richard L.

Weill was elected to the Board effective as of January 1, 2002 and the Business Review Committee effective as of February 13, 2002, and Ari Benacerraf was appointed to the Board of Directors and the Business Review Committee effective as of March 15, 2002. The Business Review Committee was created in
February 2001, and reviews proposed transactions otherwise agreed to between NewPower and Enron, including their respective subsidiaries, that may be submitted from time to time by the Chief Executive Officer of NewPower, or by the Board of Directors. The Business Review Committee is authorized to review and authorize, and to recommend to the Board of Directors whether or not a transaction submitted for its review be approved by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for fiscal 2001 were directors Grauer and Shanks. Neither of them is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

                             EXECUTIVE COMPENSATION

    The following tables and narratives discuss the compensation paid in fiscal 2001 and 2000 to NewPower's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                           LONG-TERM
                                         ----------------------------------                  COMPENSATION
                                                                                            --------------              ALL OTHER
                                                                   OTHER      RESTRICTED                                 COMPENS-
                                                                  ANNUAL         STOCK        SECURITIES       LTIP       ATION
                                          SALARY      BONUS      COMPENS-      AWARD(S)       UNDERLYING      PAYOUT    ----------
NAME & PRINCIPAL POSITION(1)    YEAR      (2)($)     (3)($)     ATION($)(4)     (5)($)      OPTIONS(6)(#)      ($)         (7)
----------------------------  --------   --------   ---------   -----------   -----------   --------------   --------   ----------
H. Eugene Lockhart .........    2001     700,000            0     895,057            888              0        N/A       574,818
  Chairman of the Board,        2000     600,958    1,480,000      74,850      4,000,000      2,112,000        N/A       583,322
  President & Chief
  Executive Officer
William I Jacobs ...........    2001     600,000            0     228,985            888              0        N/A             0
  Managing Director, Chief      2000     377,919      312,500     155,365      1,000,000        864,350        N/A             0
  Financial Officer
William J. Cronin ..........    2001     333,333      240,000           0            888        500,000        N/A             0
  Managing Director, Risk
  Management Strategy
Nicholas A. Utton ..........    2001     440,000            0      32,652            888        100,000        N/A             0
  Managing Director, Chief      2000     111,692      557,500      17,311              0        636,650        N/A             0
  Marketing Officer
Marc E. Manly ..............    2001     393,750            0      88,234            888        100,000        N/A             0
  Managing Director, Law &      2000     247,911      225,000     122,967              0        546,350        N/A             0
  Government Affairs

------------------------------

(1) Includes those who in fiscal 2001 were the Chief Executive Officer and the other four most highly compensated executive officers as measured by salary and bonus. The positions shown are the principal positions held during fiscal 2001.

(2) Amounts shown are actual salaries paid for fiscal year indicated. The annual salary in effect for Mr. Cronin during fiscal 2001 was $400,000. In addition, the annual salary for Mr. Manly increased to $400,000 in February 2001.

(3) No annual performance bonuses were awarded for fiscal 2001. Bonus reported for Mr. Cronin represents bonus and indemnification payments made at the commencement of his employment. Amounts reported for fiscal 2000 include bonus payments made at the commencement of employment in the amounts of $780,000 for Mr. Lockhart and $337,500 for Mr. Utton; the remainder of the amounts shown reflect the cash amount of annual performance bonuses for fiscal 2000, which are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. The cash portion of the performance bonus earned during fiscal 2000 was paid on February 21, 2001. Each Named Executive Officer, except Mr. Utton, received approximately 50% of the 2000 annual bonus in cash. The balance of the 2000 annual reward was foregone by these executives and comparable value was provided in the form of stock options, which are reflected on the table as Long-Term Compensation/Securities Underlying Options and further described in footnote (6). $220,000 of Mr. Utton's bonus for fiscal 2000 was guaranteed as a contractual amount to replace certain forgone entitlements from Mr. Utton's previous employer. $80,000 of Mr. Utton's bonus for fiscal 2000 was foregone as a cash payment, and comparable value was delivered in stock options as described in footnote
    (6).

(4) Amounts shown represent payments of above-market interest on deferred compensation and, for fiscal 2001, in the case of Mr. Lockhart and Mr. Jacobs, additional amounts to compensate Mr. Lockhart and Mr. Jacobs for taxes resulting from the lapse of restrictions on restricted stock. For
    Mr. Lockhart and Mr. Jacobs, these additional compensation amounts were $851,031 and $95,679, respectively. NewPower maintains a Non-Qualified Executive Deferred Compensation Plan under which non-elective deferred compensation was awarded to Messrs. Lockhart, Jacobs, Utton and Manly. These amounts were contractual and intended to replace certain forgone entitlements from previous employers. Pursuant to Section 402(b)(2)(iii)(C) of Regulation S-K of the Securities Exchange Act of 1934, amounts shown in the table reflect that portion of the above-market earnings on deferred compensation in excess of 7.14% (120% of the applicable federal rate in effect at the time that the plan was adopted). On December 19, 2001, the Compensation Committee approved the termination of Mr. Lockhart's split dollar life insurance policy. As a result of such termination, the cash surrender value of the policy was paid to the Company and deposited in the Company's general unrestricted cash account. Further, as a result of such termination, the Company's obligation to make future premium payments for the policy ceased. On December 19, 2001, the Compensation Committee also approved the restructuring of the Company's deferred compensation arrangement with Mr. Lockhart in satisfaction of the Company's obligation under Mr. Lockhart's employment contract by approving a deferred compensation award. The award is to be governed by the terms of the TNPC Executive Deferred Compensation Plan and a Nonelective Deferred Compensation Agreement was executed by Mr. Lockhart and the Company. The amount of the award shall be equal to the cash surrender value received upon surrender of Mr. Lockhart's split dollar life insurance policy. See footnote (7) for a description of Mr. Lockhart's split dollar life insurance policy.

(5) For fiscal 2001, each Named Executive Officer received restricted stock on May 16, 2001 valued at $888 at the time of grant. All of these shares vested on November 15, 2001 and were converted to shares of Common Stock at that time. For fiscal 2000, under the terms of the 2000 Stock Plan and in accordance with contractual obligations in respect of their employment offers, individual restricted stock agreements were entered into with Mr. Lockhart and Mr. Jacobs. Restricted stock of 190,477 and 47,620 shares, respectively, were credited to each officer's account as of October 5, 2000, the date of the initial public offering. In the case of Mr. Lockhart, the restricted stock, valued at the time of the initial public offering as $4,000,000, vests ratably 2 years from February 1, 2000, the date of commencement of Mr. Lockhart's employment, and have been or will be converted into shares of Common Stock at those times. In the case of Mr. Jacobs, the restricted stock, valued at the time of the initial public offering as $1,000,000, vests ratably over 4 years, on December 31 of 2000, 2001, 2002 and 2003, and have been or will be converted into shares of Common Stock at those times. The restricted stock also vests upon Mr. Lockhart's or Mr. Jacobs's death, disability, involuntary termination of employment other than for cause, upon a breach of contract by NewPower or upon a change of control of NewPower pursuant to the terms of the 2000 Stock Plan. If dividends are paid on Common Stock, an amount in cash equal to the dividends will be paid to Mr. Lockhart or Mr. Jacobs. At the end of fiscal 2001, the remaining portion of the restricted stock initially granted to Mr. Lockhart and Mr. Jacobs had values of $70,476 and $17,619, respectively.

(6) Amounts for fiscal 2001 include stock option awards made by the Company for retention purposes and, in the case of Mr. Cronin, stock options awards made at the commencement of his employment. Each Named Executive Officer (except Mr. Lockhart and Mr. Jacobs) received 100,000 options each at an exercise price of $1.17. All options granted have a ten year term and vest ratably over a three year period. Mr. Cronin also received 300,000 options with an exercise price of $6.20 and 100,000 options with an exercise price of $21.00.

         Amounts for fiscal 2000 include stock option awards made in connection with the employment of each Named Executive Officer, as well as option awards in connection with annual bonuses for 2000 performance. With respect to stock options granted at the commencement of employment, Mr. Lockhart received 678,000 options with an exercise price of $3.88 and 1,290,000 options with an exercise price of $21.00; Mr. Jacobs received 400,000 options with an exercise price of $9.69 and 400,000 options with an exercise price of $21.00; Mr. Utton received 620,000 options with an exercise price of $21.00 and Mr. Manly received 200,000 options with an exercise price of $9.69 and 300,000 options with an exercise price of $21.00. All options granted have a 10-year term and vest ratably over a 3-year period on either the anniversary date of the initial public offering (October 5, 2001, 2002 and 2003) or on December 31, 2001, 2002 and 2003, or
     otherwise as specified in the 2000 Stock Plan. With respect to stock options received in lieu of a portion of the annual bonus, as noted in footnote (3), each Named Executive Officer, except Mr. Utton, received approximately 50% of the 2000 annual bonus in cash and the remainder of the 2000 annual bonus in stock options. Mr. Utton received 73.33% of his bonus in cash and 26.67% of his bonus in stock options (see footnote (3)). The stock options granted as part of the bonus have a ten-year term and vest ratably in three equal installments on February 7, 2002, 2003 and 2004, and were granted as follows: Mr. Lockhart: 64,000 options at an exercise price of $9.24, 40,000 options at an exercise price of $15.12 and 40,000 options at an exercise price of $25.20; Mr. Jacobs: 28,600 options at an exercise price of $9.24, 17,875 options at an exercise price of $15.12 and

     17,875 options at an exercise price of $25.20; Mr. Utton: 7,400 options at an exercise price of $9.24, 4,625 options at an exercise price of $15.12 and 4,625 options at an exercise price of $25.20; Mr. Manly: 20,600 options an exercise price of $9.24, 12,875 options at an exercise price of $15.12 and 12,875 options at an exercise price of $25.20.

(7) For fiscal 2001, the amounts shown include (i) $560,556, which is the dollar value of premiums paid for Mr. Lockhart on a split dollar life insurance policy owned by Mr. Lockhart, less the net present value of future repayments of those premiums in 14 years and (ii) $14,262 attributable to term life insurance coverage pursuant to a split dollar life insurance arrangement. For fiscal 2000, the amounts shown include (i) $574,841, which is the dollar value of premiums paid for Mr. Lockhart on the split dollar life insurance policy, less the net present value of future repayments of those premiums in 15 years and (ii) $8,481 attributable to term life insurance coverage pursuant to the split dollar life insurance arrangement. Mr. Lockhart's split dollar life insurance policy was terminated at the request of the Company and Mr. Lockhart on December 19, 2001, following the payment of the premium amounts specified above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                NUMBER OF        % OF TOTAL
                                SECURITIES        OPTIONS        EXERCISE
                                UNDERLYING       GRANTED TO      OR BASE
                                 OPTIONS         EMPLOYEES        PRICE                         GRANT DATE
                              GRANTED (1)(#)   IN FISCAL YEAR   ($/SHARE)    EXPIRATION DATE   VALUE (2) ($)
                              --------------   --------------   ----------   ---------------   -------------
H. Eugene Lockhart..........      64,000             0.01          9.24      Feb. 6, 2011          568,320
                                  40,000             0.01         15.12      Feb. 6, 2011          351,200
                                  40,000             0.01         25.20      Feb. 6, 2011          346,000

William I. Jacobs...........      28,600             0.00          9.24      Feb. 6, 2011          253,968
                                  17,875             0.00         15.12      Feb. 6, 2011          156,943
                                  17,875             0.00         25.20      Feb. 6, 2011          154,619

William J. Cronin...........     100,000             0.02          1.17      Nov. 8, 2011          112,000
                                 300,000             0.05          6.20      Feb. 28, 2011       1,785,000
                                 100,000             0.02         21.00      Feb. 28, 2011         576,000

Nicholas A. Utton...........     100,000             0.02          1.17      Nov. 8, 2011          112,000
                                   7,400             0.00          9.24      Feb. 6, 2011           65,712
                                   4,625             0.00         15.12      Feb. 6, 2011           40,608
                                   4,625             0.00         25.20      Feb. 6, 2011           40,006

Marc E. Manly...............     100,000             0.02          1.17      Nov. 8, 2011          112,000
                                  20,600             0.00          9.24      Feb. 6, 2011          182,928
                                  12,875             0.00         15.12      Feb. 6, 2011          113,043
                                  12,875             0.00         25.20      Feb. 6, 2011          111,369

------------------------

(1) Options granted were options to acquire shares of Common Stock. All options have an option term of 10 years and vest ratably over three years on the anniversary of the grant date. For a discussion of the granting of certain options as a part of the 2000 annual incentive program, see footnote (3) to the Summary Compensation Table.

(2) Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include risk-free interest rates of 4.34% to 5.10%; price volatility of 124%; a dividend yield of 0%; and an expected term in years of 10. NewPower has elected to illustrate the potential realizable value using the Black Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent NewPower's estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.

                         FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                 OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                                             ($)                         ($) (2)
                                                 ---------------------------   ---------------------------
NAME (1)                                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------                                         -----------   -------------   -----------   -------------
H. Eugene Lockhart.............................    656,000       1,456,000             --              --
William I Jacobs...............................    266,668         597,682             --              --
William J. Cronin..............................          0         500,000             --              --
Nicholas A. Utton..............................    206,667         529,983             --              --
Marc E. Manly..................................    166,667         479,683             --              --

------------------------

(1) No options were exercised in 2001 by the Named Executive Officers.

(2) The closing sales price of the Common Stock as reported on the New York Stock Exchange on December 31, 2001 was $0.74. Value is calculated by multiplying (a) the difference between $0.74 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

DIRECTORS' COMPENSATION

    Employee directors (Directors Lockhart and Jacobs) do not receive any cash compensation from NewPower for their services as members of the Board of Directors. Similarly, the directors who in 2001 were employed by Enron Corp. or any of its affiliates did not receive any cash compensation from NewPower for their services as members of the Board of Directors.

    The other directors are paid an annual retainer fee of $20,000 for service as a director and a fee of $1,000 for each meeting of the Board of Directors that such director attends, and an annual retainer fee of $5,000 for service as Chairman of any committee of the Board of Directors and a fee of $500 for any committee meeting or such other business meetings called by management that such director attends.

    In addition, each of these non-employee directors receives options to purchase 15,000 shares of Common Stock on such director's initial appointment to the Board at an exercise price equal to the fair market value of the Common Stock at that time. Furthermore, NewPower will issue, on an annual basis on the day of the annual meeting of stockholders, an option to each of these non-employee directors to acquire 10,000 shares of Common Stock upon such non-employee director's re-election to the Board of Directors at the fair market value of the Common Stock at that time.

    The Company reimburses all directors for travel and lodging expenses in connection with their attendance at board and committee meetings.

    Consistent with the emphasis on equity-based plans, the Company's non-employee directors are required to purchase within two years of their initial election to the Board of Directors, shares of Common Stock worth at least $250,000 as of the second anniversary of their election to the Board of Directors.

    In February 2001, the Company adopted a Directors' Fee Deferral Plan, whereby directors who receive compensation from NewPower may make an irrevocable election to defer receipt of some or all of their compensation. As such plan was amended in May 2001, directors who elect to defer compensation may do so in the form of either cash or equivalent stock units, determined by the fair market value of the Common Stock as of the first day of each calendar quarter of the annual retainer period, which currently begins on January 1 of each year.

EMPLOYMENT AGREEMENTS

    H. EUGENE LOCKHART. NewPower entered into an employment agreement with Mr. Lockhart effective February 1, 2000. The agreement has a four year initial term. The agreement provides that Mr. Lockhart will serve as President and Chief Executive Officer, and will receive a minimum annual base salary of $700,000, subject to annual review, and will also receive a target bonus of 150% of his annual base salary, determined at the discretion of the Board of Directors, payable in the first quarter of the subsequent year. As of the effective date of the agreement, Mr. Lockhart was paid a one time additional payment of $780,000 and a combination of a split dollar whole life insurance policy and deferred compensation with a current cost to the Company of $4 million. See also footnotes (4) and (7) to the Summary Compensation Table. In addition, under the agreement, Mr. Lockhart received stock options to purchase 678,000 shares of Common Stock at an exercise price of $3.88 per share, which vest in one-third increments on December 31, 2001, 2002 and 2003, and stock options to purchase 1,290,000 shares of Common Stock at the initial public offering price, which vest in one-third increments on each of the first three anniversaries of our initial public offering. All options have a term of ten years. Mr. Lockhart also received $4,000,000 in restricted stock upon consummation of the initial public offering, valued at the initial public offering price of the Common Stock, which vested in one-half increments on each of February 1, 2001 and February 1, 2002. Mr. Lockhart will be allowed to participate in all benefit plans offered by NewPower to other similarly situated employees.

    NewPower may terminate Mr. Lockhart's employment agreement at any time for cause, or for his death or disability before the expiration of the term of employment. Mr. Lockhart may voluntarily terminate his employment at any time. If NewPower involuntarily terminates Mr. Lockhart's employment agreement, which includes termination without cause, or if NewPower materially breaches a material provision of the employment agreement which remains uncorrected for 30 days following Mr. Lockhart's written notice of the breach, then
Mr. Lockhart is entitled to receive his monthly base salary and target bonus as if his employment agreement had continued for the full term after involuntary termination, unless he accepts employment with a competitor. The term of the agreement may be extended for one year periods upon notice to and agreement with Mr. Lockhart on or before six months prior to the conclusion of the initial term or any extension thereof. Employment after the agreement expires converts to employment-at-will, terminable at any time by either NewPower or Mr. Lockhart. The agreement prohibits Mr. Lockhart from soliciting NewPower employees for a period of twelve months following termination or from competing with NewPower or soliciting customers for either twelve months after voluntary termination or six months after involuntary termination. The employment agreement also contains confidentiality provisions.

    In the event of a change of control of NewPower as specified in NewPower's 2000 Stock Plan described below, and unless he enters into a new employment contract with a successor entity, Mr. Lockhart would have a one year period to elect to terminate his employment agreement on account of consummation of a change of control. In that event, Mr. Lockhart would be entitled to the salary and bonus otherwise to be paid over the remaining term of his employment agreement, although such payments would not exceed one year's salary and bonus at then-current levels once the final year of the initial term begins.

    WILLIAM I JACOBS. NewPower entered into an employment agreement with Mr. Jacobs effective May 1, 2000. The agreement has a four year initial term. The agreement provides that Mr. Jacobs will receive a minimum annual base salary of $600,000, subject to annual review, and will also receive a target bonus of 100% of his annual base salary payable in the first quarter of the subsequent year. In addition, under the agreement, Mr. Jacobs received stock options to purchase 400,000 shares of Common Stock at an exercise price of $9.69 per share, which vest in one-third increments on December 31, 2001, 2002 and 2003, and stock options to purchase 400,000 shares of Common Stock at the initial public offering price, which vest in one-third increments on each of the first three anniversaries of the Company's initial public offering. All options have a term of ten years. As of the effective date of the agreement, Mr. Jacobs was granted $6,700,000 as principal amount, subject to the accumulation of interest, under the Company's Executive Deferred Compensation Plan, with vesting in one-fifth increments at the effective date of the agreement, and on December 31, 2000, 2001, 2002 and 2003. Mr. Jacobs also received $1,000,000 in restricted stock upon consummation of the initial public offering valued at the initial public offering price of the Common Stock, which has vested or will vest in one-fourth increments on December 31, 2000, 2001, 2002 and 2003. Mr. Jacobs will be allowed to participate in all benefit plans offered by NewPower to other similarly situated employees. The other terms of Mr. Jacobs' employment agreement are substantially similar to the terms of Mr. Lockhart's employment agreement. In addition, in February 2001, the Company agreed to indemnify Mr. Jacobs, as provided in its by-laws, for benefits he forfeited in connection with a potential dispute with his prior employer concerning the Company's hiring of employees from that company, and for any fees and expenses in connection with any litigation, should it ever ensue. The indemnification for forfeited benefits amounts to $1,000,000 and was credited as additional principal amount to Mr. Jacobs' deferred compensation account.

    WILLIAM J. CRONIN. NewPower entered into an employment agreement with Mr. Cronin effective March 1, 2001. The agreement has a four year initial term. The agreement provides that Mr. Cronin will receive a minimum annual base salary of $400,000, subject to annual review, and will also receive a target bonus of 100% of his annual base salary payable in the first quarter of the subsequent year. In addition, under the agreement, Mr. Cronin received stock options to purchase 300,000 shares of Common Stock at an exercise price of $6.20 per share, which vest in one-third increments on March 1, 2002, 2003 and 2004, and stock options to purchase 100,000 shares of Common Stock at an exercise price of $21.00 per share, which vest in one-third increments on February 28, 2002, 2003 and 2004. All options have a term of ten years. As of the effective date of the agreement, Mr. Cronin was paid a one time additional payment of $170,000.
Mr. Cronin will be allowed to participate in all benefit plans offered by NewPower to other similarly situated employees. The other terms of Mr. Cronin's employment agreement are substantially similar to the terms of Mr. Lockhart's employment agreement. In addition, Mr. Cronin was paid a one time additional payment of $70,000 to indemnify him for compensation forfeited from his previous employer.

    NICHOLAS A. UTTON. NewPower entered into an employment agreement with Mr. Utton effective September 29, 2000. The agreement has a four year initial term. The agreement provides that Mr. Utton will receive a minimum annual base salary of $440,000, subject to annual review, and will also receive a target bonus of 100% of his annual base salary payable in the first quarter of the subsequent year. In addition, under the agreement, Mr. Utton received stock options to purchase 620,000 shares of Common Stock at the initial public offering price, which vest in one-third increments on each of the first three anniversaries of the Company's initial public offering. All options have a term of ten years. Mr. Utton became entitled to a one-time payment of $337,500 upon commencement of employment. Mr. Utton was also granted $2,037,500, as principal amount, subject to the accumulation of interest under the Company's Executive Deferred Compensation Plan, which as amended provides for a payment of $337,500 one year after the commencement of employment, $400,000 on February 8, 2002, $450,000 on March 20, 2002, $450,000 on April 8, 2002 and $400,000 on April 22,
2002. Mr. Utton will be allowed to participate in all benefit plans offered by NewPower to other similarly situated employees. The other terms of Mr. Utton's employment agreement are substantially similar to the terms of Mr. Lockhart's employment agreement.

    MARC E. MANLY. NewPower entered into an employment agreement with Mr. Manly effective April 17, 2000. The agreement has a four year initial term. The agreement provides that Mr. Manly will receive a minimum annual base salary of $350,000, subject to annual review, and will also receive a target bonus of 100% of his annual base salary payable in the first quarter of the subsequent year. In February, 2001 Mr. Manly's base pay was increased to $400,000. In addition, under the agreement, Mr. Manly received stock options to purchase 200,000 shares of Common Stock at an exercise price of

$9.69 per share, which vest in one-third increments on December 31, 2001, 2002 and 2003, and stock options to purchase 300,000 shares of Common Stock at the initial public offering price, which vest in one-third increments on each of the first three anniversaries of our initial public offering. All options have a term of ten years. As of the effective date of the agreement, Mr. Manly was granted $5,000,000 as principal amount, subject to the accumulation of interest, under the Company's Executive Deferred Compensation Plan, with vesting in one-third increments on December 31, 2000, 2001 and 2002. Mr. Manly will be allowed to participate in all benefit plans offered by NewPower to other similarly situated employees. The other terms of Mr. Manly's employment agreement are substantially similar to the terms of Mr. Lockhart's employment agreement.

STOCK OPTION AND BENEFIT PLANS

    All employees of NewPower are eligible to participate in the Company's benefit plans, which include health coverage, disability and life insurance, and a 401(k) savings plan. In addition, grants of stock options are governed by the 2000 Stock Plan, and elective or non-elective deferred compensation is subject to the Company's Executive Deferred Compensation Plan, both of which plans are summarized below.

    2000 STOCK PLAN

    GENERAL. The 2000 Stock Plan allows the Company to grant options or restricted stock to employees, board members, officers, consultants and other service providers. The purpose of the stock plan is to attract and retain qualified employees, consultants and other service providers by providing them with additional incentives and opportunities to participate in NewPower's ownership and to create an interest in the success and increased value of NewPower. The stock plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine, and to establish guidelines and to delegate to the Chief Executive Officer the determination of, the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The Compensation Committee also has the power to interpret the stock plan and to create or amend its rules.

    RESERVATION OF SHARES. Grants of stock options and restricted stock may be made pursuant to the stock plan. Currently, the number of shares of Common Stock issued under the stock plan may not exceed 18,419,400 shares. If any portion of any option or restricted stock granted under the stock plan can no longer be exercised or become vested, or if any Common Stock is reacquired by NewPower pursuant to an option or restricted stock agreement, where in any such case no alternative consideration has been provided to the participant, the unexercised portion will be available for grant or reissuance. If outstanding Common Stock is adjusted because of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other similar change, the Compensation Committee will make appropriate adjustments to the total number and kind of shares covered by the stock plan to preserve as nearly as practical the benefits to the participants. However, in the event of an equity capital contribution to NewPower, stock plan participants will have no recourse to a dilution in their shares of Common Stock, options and rights to acquire restricted stock.

    STOCK OPTIONS. Stock options granted under the stock plan are not intended to be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code. The maximum number of shares that may be subject to options granted under the stock plan to an individual optionee during any calendar year may not exceed, with respect to options granted prior to September 1, 2000, 3,000,000 shares, and, with respect to options granted on or after September 1, 2000, 1,500,000 shares. The exercise price for an option granted under the stock plan will be determined by the Compensation Committee but, on or after September 1, 2000, will be no less than the fair market value of the Common Stock on the date the option is granted. The term for exercise of any option granted will generally be ten years from the effective date of the option agreement. The options granted under the stock plan are not assignable or transferable, except on the death of a participant or unless the Committee provides its approval.

    RESTRICTED STOCK. The stock plan permits the Compensation Committee to make restricted stock awards, including performance-based restricted stock awards pursuant to Section 162(m) of the Internal Revenue Code. The maximum number of shares that may be subject to grants of restricted stock to an individual grantee during any calendar year may not exceed, with respect to grants of restricted stock prior to September 1, 2000, 1,000,000 shares, and, with respect to grants made on or after September 1, 2000, 500,000 shares. The Committee will establish the performance criteria. The restricted stock granted under the stock plan is not assignable or transferable, except on the death of a participant or unless the Committee gives its approval. Upon a change of control, as defined in the stock plan and as described below, all outstanding restricted stock shall become immediately vested.

    TERMINATION OF EMPLOYMENT. If the employment of any employee is terminated for any reason, other than the termination of employment by NewPower for cause or the voluntary termination of employment by the employee not as a result of any breach by NewPower, then the stock plan provides for the accelerated vesting of options and restricted stock granted to such employee.

    CHANGE OF CONTROL. The stock plan provides for the accelerated vesting of options and restricted stock granted to participants in the event of a change of control of NewPower. Change of control is deemed to occur in one of four circumstances: (1) excluding exceptions applicable to existing investors and transactions, where a person or entity acquires more than 25% of the then-outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of NewPower entitled to vote generally in the election of directors; (2) where a majority of the Board is replaced, other than where individual board members are replaced by a majority vote of the Board;
(3) in the event of a merger, consolidation or sale or other disposition of all or substantially all the assets of NewPower where the stockholders immediately prior to such transaction fail to own, immediately after such transaction, at least 70% of the then-outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of NewPower entitled to vote generally in the election of directors or fail to meet other specified conditions; and (4) upon approval by the stockholders of a complete liquidation or dissolution of NewPower. Notwithstanding the foregoing, a change of control shall not be deemed to occur if the Board of Directors unanimously approves a transaction that would otherwise result in a change of control.

    TERM AND AMENDMENT. The stock plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors. The Board of Directors may amend the plan at any time, except that participant approval is required if any amendment, alteration, suspension or termination substantially affects or impairs the participant's rights under the plan.

    EXECUTIVE DEFERRED COMPENSATION PLAN

    GENERAL. The purpose of the Executive Deferred Compensation Plan is to aid the Company in attracting and retaining key employees by providing a non-qualified compensation deferral vehicle. The deferred compensation plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to interpret the deferred compensation plan and to create or amend its rules. The deferred compensation plan is currently considered a "top hat" plan for ERISA purposes and is an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management. As of December 31, 2001, there were five participants in the deferred compensation plan.

    PARTICIPATION. The deferred compensation plan allows for eligible employees to elect to participate in the deferred compensation plan for a given calendar year by filing an irrevocable election form with the Compensation Committee. The Compensation Committee has not yet considered or approved an election form, and therefore there has not yet been any elective participation in the deferred compensation plan.

    The Company may, in its sole discretion, award to an eligible employee non-elective deferred compensation. The terms and conditions of such non-elective deferred compensation may vary from award to award as the Company deems appropriate.

    INVESTMENT RETURN. A participant's deferred compensation account shall be deemed to be invested in accordance with the participant's election or elections on his or her investment allocation forms. The Compensation Committee expects to make investment funds available to participants in the deferred compensation plan at a future date. In the interim, deferred compensation accounts are earning an investment return at the prime rate of interest plus one percent, compounded quarterly. The Compensation Committee in its sole discretion may change the investment funds from time to time.

    DISTRIBUTIONS. In addition to distributions in the form of lump sum payments, or declining balance payouts in accordance with an election form or a non-elective award, participants are entitled to accelerated distributions upon death or disability of the participant, upon proof of severe financial hardship, or as a liquidating distribution subject to a forfeiture penalty of 10% of the value of the deferred compensation account.

    TERMINATION OF EMPLOYMENT. In the event of a termination of employment without cause or a termination of employment for reason of death or disability, any balance in a participant's account shall become vested. In the event of a voluntary termination of employment, any unvested portion of the participant's non-elective deferred compensation and the investment return attributable to such unvested compensation shall be forfeited as of the date of such termination, but the vested amount together with accrued interest becomes immediately payable. In the event of a termination of employment for cause, the investment return then credited to the participant's deferred compensation accounts (to the extent a positive amount) plus any unvested portion of the participant's non-elective deferred compensation shall be forfeited as of the date of such termination.

    CHANGE OF CONTROL. In the event of a change of control, any termination of employment of a participant in the deferred compensation plan that occurs during the 24-month period immediately following the consummation of a transaction constituting a change of control will result in any unvested amounts becoming vested.

    COMPANY PAYMENT DEFERRAL RIGHTS. In the event that any amount payable from a participant's deferred compensation account, including a liquidating distribution, would be non-deductible by the Company pursuant to application of the compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Compensation Committee shall have the absolute right, in its sole discretion, to defer payment of such amount until such time as its payment would no longer present a loss of a deduction for such payment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act and Securities and Exchange Commission regulations require the Company's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Form 4 and 5 with the Securities and Exchange Commission.

    Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal 2001.

COMPARATIVE STOCK PERFORMANCE

    The graph below provides an indicator of cumulative total shareholder returns for the Company for fiscal 2001 as compared with (1) the NASDAQ Composite Index and (2) the Russell 2000 Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               NEWPOWER, NASDAQ COMPOSITE, AND RUSSELL 2000 INDEX
                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                          OCT-00  DEC-00  DEC-01
New Power Holdings, Inc. (as of 10/5/00)     100   46.73    3.52
NASDAQ Composite                             100   67.26    53.1
Russell 2000                                 100   93.09   95.41

                                      NEWPOWER HOLDINGS, INC.
                                          (AS OF 10/5/00)       NASDAQ COMPOSITE   RUSSELL 2000
                                      -----------------------   ----------------   ------------
Oct. 2000...........................          100.00                 100.00           100.00
Dec. 2000...........................           46.73                  67.26            93.09
Dec. 2001...........................            3.52                  53.10            95.41

    EXPLANATION

    The graph assumes $100 invested in our common stock at the Initial Public Offering price, and $100 invested in the NASDAQ Composite Index and the Russell 2000 Index with the reinvestment of all dividends at the closing price on the last trading day in September 2000.

    Based on the results of a survey conducted by Rivel Research Group in 2001 and on management's research and analysis, the Company does not believe it can reasonably identify an industry peer group at this time. Accordingly, the Company has selected the Russell 2000 Index, which includes issuers with similar market capitalization to that of the Company, for comparison of total shareholder returns for purposes of complying with the requirements of the Securities and Exchange Commission in presenting this graph.

    The report of the Compensation Committee of the Board of Directors on executive compensation and the performance graph that appears immediately above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee (the "Committee") of the Board of Directors (the "Board") is responsible, subject to approval of the Board, for establishing and maintaining a broad competitive compensation program for the Directors and Executives of NPW in order to attract, retain and motivate key contributors to the success of NPW and its subsidiaries.

    The Committee consists solely of directors who are considered to be Non-Employee Directors within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934. Set forth below is the Committee's report.

COMPENSATION PHILOSOPHY

    The Company continues to develop a total compensation philosophy and strategy that supports NPW's business objectives and reflects the Company's desired position in the marketplace with respect to a peer groups of public companies that NPW competes with for executive talent, customers and investors. The Company has a strong pay-for-performance culture, with a substantial portion of executive compensation linked to the operational, financial and strategic success of the Company.

    It is the Company's objective to establish executive base salaries between the median and 75th percentile of the defined marketplace for positions of comparable scope and responsibility. Salaries are subject to periodic review and adjustment based on qualifications and experience of the individual. Annual incentive target award opportunities will reflect median to 75th percentile levels, with significant upside and downside opportunity based on both Company performance and individual performance.

    ANNUAL COMPENSATION

    Current compensation for the Company's executive officers consists of base salary, annual incentive and long-term compensation in the form of stock options and restricted stock.

    Base Salaries are mainly a function of employment agreements entered into upon employment between the Company and the executive upon hire and represent competitive salaries necessary to attract top management skills. Certain base pay increases to executive officers in the year 2001 were a function of salary position and responsibilities relative to peers. The executive officers for 2001 included the Named Executive Officers and two other officers reporting directly to the Chief Executive Officer: A.S.A. Wyatt, Managing Director, Operations and Technology, and Kathryn Johnson, Managing Director, Human Resources, Communications and Administration.

    ANNUAL INCENTIVE AND LONG TERM EQUITY BASED COMPENSATION

    The Company's stockholders approved an IRC Section 162(m) performance-based executive annual incentive plan at the 2001 Annual Meeting. Under this plan, annual incentive awards that are "performance based" for purposes of section 162(m) of the Internal Revenue Code are determined based on certain financial and operational performance goals for the Company. These goals include certain targets relative to net revenue, gross profit, net income, customer count, and share price.

    Target annual incentive amounts for the Company's executive officers are a function of employment agreements and executives' compensation positions relative to peers. The Committee reviewed the Company's performance goals for the fiscal year 2001 and determined that the Company did not meet its targets. As a result, annual incentive awards were not given. Certain bonus awards given to these individuals for 2001 were based solely on contractual obligations and represented the replacement of amounts forfeited at former employers.

    Long-term incentive awards granted to executive officers in 2001 (100,000 options to all executive officers except Mr. Lockhart and Mr. Jacobs) were generally granted to as retention vehicle to ensure key leadership was retained during 2001. Stock option grants also provided an incentive that aligned the interests of shareholders and executives. Certain other stock option grants were a function of employment agreements and to provide replacement value for amounts left at former employers. All employees, including executive officers, employed as of May 16, 2001 received 100 shares of restricted stock as a function of NPW's first year anniversary.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    During the year ended December 31, 2001, H. Eugene Lockhart entered into his second year as the Company's Chief Executive Officer. Mr. Lockhart's salary for the year 2001 was established pursuant to a written employment agreement established February 1, 2000 and expiring January 31, 2004.

    In reviewing Mr. Lockhart's actual annual incentive award for the year 2001, the Committee took into consideration the financial and operational targets established under the Management Incentive Plan. The Committee determined that the Company fell short of its targets and therefore did not award an annual incentive award to Mr. Lockhart.

    Apart from stock options awarded as a function of his 2000 Annual Incentive award, and 100 shares of restricted stock received by all employees (see above), Mr. Lockhart did not receive any stock options or other long-term incentive awards for the fiscal year 2001.

                                          Ari Benacerraf (Chairman)
                                          Eugene B. Shanks, Jr.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

    Arthur Anderson LLP, certified public accountants, served as the Company's auditors for the fiscal year ending December 31, 2001. The Company and the Audit and Risk Management Committee of the Board of Directors are currently reviewing the appointment of auditors for fiscal year 2002, given the uncertainty surrounding Arthur Andersen LLP.

    During the fiscal year 2001, Arthur Anderson LLP examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

FEES BILLED TO NEWPOWER BY ARTHUR ANDERSEN LLP DURING FISCAL 2001

    AUDIT FEES. Audit fees charged to NewPower by Arthur Andersen LLP during the fiscal year ended December 31, 2001 for review of NewPower's annual consolidated financial statements and those financial statements included in NewPower's quarterly reports on Form 10-Q totaled $400,000.

    OTHER FEES. Fees billed to NewPower by Arthur Andersen LLP during the fiscal year ended December 31, 2001 for all other non-audit services rendered to NewPower totaled $7 million for market entry and marketing consulting.

                   AUDIT AND RISK MANAGEMENT COMMITTEE REPORT

    The Board of Directors adopted a charter for the Audit and Risk Management Committee in September 2000. Set forth below is the Audit and Risk Management Committee Report.

    The Audit and Risk Management Committee has reviewed and discussed with management NewPower's audited financial statements as of and for the fiscal year ended December 31, 2001.

    The Audit and Risk Management Committee has discussed with NewPower's independent public accountants, Arthur Andersen LLP (the "Independent Auditors"), the matters required to be discussed by Statement on Auditing Standards No. 61, CODIFICATION OF STATEMENTS ON ACCOUNTING STANDARDS, as amended.

    The Audit and Risk Management Committee has received and reviewed the written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, and have discussed with the Independent Auditors their independence. The Audit and Risk Management Committee has considered the non-audit services provided to the Company by the Independent Auditors and has concluded that such services are compatible with maintaining the auditors' independence.

    Based on the reviews and discussions referred to above, the Audit and Risk Management Committee recommended to the Board of Directors that the financial statements referred to above be included in NewPower's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          Ari Benacerraf
                                          Eugene B. Shanks, Jr. (Acting
                                          Chairman)
                                          Richard L. Weill

            ITEM B--APPROVAL OF AN AMENDMENT TO THE 2000 STOCK PLAN
                  TO INCREASE THE SHARES RESERVED FOR ISSUANCE
                           (ITEM B ON THE PROXY CARD)

    As described above, the 2000 Stock Plan allows the Company to grant options or restricted stock to employees, board members and other persons in order to attract and retain qualified personnel. At the time of the Company's initial public offering on October 5, 2000, there were 18,419,400 shares reserved for issuance under the Plan. As of February 1, 2002, only 1,228,186 shares remain available for future grants. In order to retain the flexibility to employ and retain key personnel using equity grants, the Board of Directors believes that additional shares should be reserved for issuance under the Plan. Accordingly, the Board of Directors has approved, subject to stockholder approval, an increase of 3,000,000 shares in the number of shares reserved for issuance under the Plan to a total of 21,419,400 shares.

    The following table sets forth grants of stock options received during fiscal year 2001 under the 2000 Stock Plan to (1) the persons named in the Summary Compensation Table; (2) all current executive officers as a group;
(3) all current directors who are not executive officers as a group; and
(4) all employees, including all officers who are not executive officers as a group. Grants under the 2000 Stock Plan are made at the direction of the Board of Directors pursuant to the Charter of the Compensation Committee. Accordingly, future grants under the 2000 Stock Plan are not yet determinable.

               FISCAL YEAR OPTION GRANT UNDER THE 2000 STOCK PLAN

                                                     EXERCISE PRICE   NUMBER OF OPTIONS GRANTED UNDER 2000
NAME AND POSITION                                        ($)(1)       STOCK PLAN DURING FISCAL YEAR 2001(2)
-----------------                                    --------------   -------------------------------------
H. Eugene Lockhart.................................       9.24                         64,000
  Chairman of the Board, President & Chief               15.12                         40,000
  Executive Officer                                      25.20                         40,000
William I Jacobs...................................       9.24                         28,600
  Managing Director, Chief Financial Officer             15.12                         17,875
                                                         25.20                         17,875
William J. Cronin..................................       1.17                        100,000
  Managing Director, Risk Management                      6.20                        300,000
  Strategy                                               21.00                        100,000
Nicholas A. Utton..................................       1.17                        100,000
  Managing Director, Chief Marketing                      9.24                          7,400
  Officer                                                15.12                          4,625
                                                         25.20                          4,625
Marc E. Manly......................................       1.17                        100,000
  Managing Director, Law & Government                     9.24                         20,600
  Affairs                                                15.12                         12,875
                                                         25.20                         12,875
Executive Officers as a group (7 persons)..........       1.17                        500,000
                                                          6.20                        300,000
                                                          8.22                        100,000
                                                          9.24                        151,000
                                                         15.12                         94,375
                                                         21.00                        100,000
                                                         25.20                         94,375
Non-Executive Directors as a group (4 persons).....        .74                         15,000
                                                          9.50                         10,000
Non-Executive Employee group (200 persons).........       4.02(3)                   5,082,850

--------------------------

(1) All grants have a per share exercise price equal to at least the fair market value of the Company's common stock on the date of grant.

(2) In addition to options granted in fiscal 2001, each employee on May 16, 2001 received a grant of 100 shares of restricted stock for a total of 16,700 shares to all employees.

(3) The exercise price is calculated as a weighted average exercise price of all shares granted to employees within this group.

VOTE REQUIRED

    The affirmative vote of a majority of the votes of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of this amendment.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2000 STOCK PLAN TO INCREASE SHARES RESERVED FOR ISSUANCE.

                             ADDITIONAL INFORMATION

OTHER ACTION AT THE MEETING

    The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

    Financial statements for the Company are included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2001 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2001 Form 10-K, which is not part of the proxy soliciting materials, is enclosed herewith.

COST OF SOLICITATION

    NewPower will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and other members of NewPower may solicit proxies personally or by telephone or other means of communication. NewPower will also reimburse its transfer agent for expenses in connection with the distribution of proxy material and brokers and other persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals. NewPower has retained a proxy soliciting firm, Innisfree M&A Incorporated, to assist in the soliciting of proxies and will pay a fee of no more than $8,500 plus reimbursement of expenses.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    In order for stockholder proposals to be included in the proxy statement for the 2003 annual meeting, we must receive them no later than November 30, 2002. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and with our Bylaws. They must also be submitted in writing by notice delivered to NewPower's Corporate Secretary Office, One Manhattanville Road, Purchase, New York 10577.

           STOCKHOLDERS ARE URGED TO SEND IN THEIR PROXIES WITHOUT DELAY.

                                          By Order of the Board of Directors

                                          /s/ Marc E. Manly

                                          Marc E. Manly
                                          Managing Director, Law and Government
                                          Affairs and Secretary

May 8, 2002

       THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO        Please mark
        DIRECTION IS INDICATED, WILL BE VOTED "FOR"          your votes as   /X/
          THE PROPOSALS THIS PROXY IS SOLICITED ON           indicated in
             BEHALF OF THE BOARD OF DIRECTORS.               this example



The Board of Directors Recommends a Vote for Items A and B.


                                 FOR    WITHHELD
                                        FOR ALL
Item A. To elect five Directors  /_/      /_/


Nominees: 01 Ari Benacerraf, 02 William I Jacobs, 03 H. Eugene Lockhart,
          04 Eugene B. Shanks, Jr., 05 Richard L. Weill

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


                                              FOR  AGAINST  ABSTAIN
ITEM B-Approval of an Amendment to the 2000   /_/    /_/      /_/
       Stock Plan to increase the shares
       reserved for issuance


                                            WILL
                                            ATTEND
IF YOU PLAN TO ATTEND THE ANNUAL MEETING,    /_/
PLEASE MARK THE WILL ATTEND BOX




Signature ______________________ Signature _____________________ Date __________

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                            - FOLD AND DETACH HERE -

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            NEWPOWER HOLDINGS, INC.

     The undersigned hereby appoints H. Eugene Lockhart, William I Jacobs and Marc E. Manly, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of NewPower Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 29, 2002 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.



       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                                SEE REVERSE SIDE


                            - FOLD AND DETACH HERE -